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Seer, Inc.

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Seer Board of Directors Issues Letter to Shareholders Demonstrating the Strength and Experience of Seer’s Director Nominees

Urges Stockholders to Vote “FOR” Seer’s Director Nominees on the BLUE Proxy Card

REDWOOD CITY, Calif., July 8, 2026 – Seer, Inc. (Nasdaq: SEER) (“Seer” or the “Company”) today issued a letter to stockholders containing important information for shareholders to consider in connection with the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 28, 2026. Stockholders as of May 29, 2026 will be entitled to vote at the Annual Meeting.

The Board recommends that stockholders vote “FOR” the election of Seer’s seven highly qualified nominees on the BLUE proxy card.

The full text of the letter follows:

Dear Fellow Seer Stockholder,

At our upcoming Annual Meeting of Stockholders on July 28, 2026, your vote is critical to the continued success of Seer.

Seer has a purpose-built Board of Directors with the expertise needed to guide a category-creating life sciences tools company. This Board is committed to overseeing our strategy to pioneer the nascent space of proteomics using the Board’s decades of industry knowledge and insight.

At the Annual Meeting, Bradley Radoff and Michael Torok are attempting to replace three of your Board’s sitting directors—Seer’s Co-Founder, CEO and Chair Omid Farokhzad, M.D., Terrance McGuire and Dipchand (Deep) Nishar—with candidates who bring no proteomics experience, no life sciences tools experience and no platform operating experience. Radoff and Torok have offered no plan to build Seer. Their only desire is to strip Seer of its cash. Additionally, their nominees raise serious concerns regarding independence and their ability to act in the best interests of all stockholders.

The Three Directors that Radoff and Torok Are Trying to Remove Are Critical to Seer’s Future

Omid Farokhzad, M.D.

Co-Founder, CEO and Chair; Director since 2017

✓ Scientific architect of the Proteograph® Product Suite

✓ Founder of multiple life sciences platform companies

✓ Author of 200+ scientific papers and inventor on 250+ patents

Terrance McGuire Founding Partner of Polaris Partners; Director since 2017 ✓ Decades of healthcare investing and company-building experience ✓ Proven capital allocation and governance judgment

Dipchand (Deep) Nishar

Technology and Growth Leader; Director since 2021

✓ Former Senior Managing Partner at SoftBank Vision Fund

✓ Former Managing Director at General Catalyst

✓ Former senior executive at LinkedIn and Google

✓ Seer’s largest long-term stockholder, together with family entities	✓ Investor in Seer at inception and again at Seer’s IPO ✓ One of Seer’s longest-term stockholders	✓ Deep capital markets, growth investing and corporate strategy expertise

Seer’s Nominees Have the Right Experience, Radoff and Torok’s Nominees Do Not

Critical Experience Needed at Seer	Seer’s Director Nominees	Radoff and Torok’s Nominees
Proteomics or adjacent scientific platform expertise	✓	X
Life sciences tools operating experience	✓	X
Experience scaling innovative technology platforms	✓	X
Public company governance experience relevant to Seer	✓	X
Capital allocation discipline	✓	X
Long-term alignment with Seer stockholders	✓	X
Direct role in building Seer’s strategy	✓	X

The Board thoughtfully evaluated the three director candidates identified by Radoff and Torok and unanimously determined that they lack the relevant skillsets, experience and independence required to oversee a complex proteomics company at a critical stage of its evolution in a nascent market. The Board also offered, in good faith, to interview these candidates. Radoff and Torok declined to make them available for customary interviews. Radoff and Torok’s actions demonstrate an unwillingness to work constructively with the Board, and we believe that their nominees would diminish the overall quality of our purpose-built Board.

The issue is not whether Radoff and Torok’s nominees have experience in other fields. The issue is whether they have the right experience for Seer. They do not.

Radoff and Torok are not merely proposing alternative directors. They are trying to install nominees who, in our view, appear selected to advance their short-term agenda.

Support Long-Term Value Creation, Vote “FOR” Seer Today

Do not let Radoff and Torok derail Seer’s progress by replacing three critical members of the Board as we continue to build a new market in deep, unbiased proteomics.

Protect the value of your investment and vote the BLUE proxy card today “FOR” Seer’s seven highly qualified director nominees:

Omid Farokhzad, M.D.; Meeta Gulyani; Robert Langer, Sc.D.; Terrance McGuire; Dipchand (Deep) Nishar; Isaac Ro; and Nicolas Roelofs, Ph.D.

Thank you for your continued support of Seer.

Sincerely,

The Seer Board of Directors

If you have any questions or require any assistance with voting your shares,

please call:

Innisfree M&A Incorporated

Stockholders may call toll free: (877) 456-3524

Advisors

Perella Weinberg Partners LP is serving as financial advisor to Seer and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal counsel.

About Seer, Inc.

Seer, Inc. (Nasdaq: SEER) sets the standard in deep, unbiased proteomics, delivering insights with a scale, speed, precision and reproducibility previously unattainable. Seer’s Proteograph® Product Suite integrates proprietary engineered nanoparticles, streamlined automation instrumentation, optimized consumables and advanced analytical software to overcome the limitations of traditional proteomic methods. Seer’s products are for research use only and are not intended for diagnostic procedures. For more information, visit www.seer.bio.

For more information, please email us at pr@seer.bio.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding Seer’s plans, strategies, expectations, strategic opportunities, business objectives, research and development initiatives, and prospects. These and other risks are described more fully in Seer’s filings with the Securities and Exchange Commission and other documents that Seer subsequently files with the Securities and Exchange Commission from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact:

Patrick Schmidt

pr@seer.bio

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Joseph Sala

(212) 355-4449

Investor Contact:

Marissa Bych

investor@seer.bio